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                                                                    EXHIBIT 10.9


July 12, 2000

Phil Murphy

Dear Phil:

As you know, I am extremely pleased to offer you employment at RealNetworks, Inc. ("RN") as Senior Vice President, International, currently reporting to Rob Glaser, CEO. Your position will initially be based in London, though RN reserves the right to re-evaluate where the position shall be located in the future based on its business needs.

Your base salary will be Pound Sterling149,000 per annum, payable monthly in arrears. It is the intent of RN to protect you against double taxation of your salary (not including the holding or exercise of stock options or stock sales), if this becomes relative due to your service time in the US and UK.

You are eligible to earn an annual bonus up to Pound Sterling100,000, based on achieving target goals consistent with the business plan, of which 50% is guaranteed at Pound Sterling50,000.

You will also earn an initial signing bonus of Pound Sterling50,000, which is considered taxable income. This one time bonus will be refunded to RN should you choose to leave RN's employment voluntarily within your first year.

A car allowance of Pound Sterling20,000 will also be provided, and will be open to further evaluation within reason. All monetary compensation will be subject to applicable statutory deductions.

You will be eligible for participation in RN's applicable benefit programs (5% non-contributory pension scheme, life insurance, private medical and long-term sickness, etc.). Full details will be provided after you have commenced employment or upon your request. RN must also reserve the right to alter, amend or discontinue any of these benefit programs.

You will also earn equity in RN under the terms of the RealNetworks 1996 Stock Option Plan. You will receive options on 110,000 shares of RN Common Stock, subject to the vesting and all other provisions contained in the Stock Option Plan.

Your stock options will be granted on the last NASDAQ stock exchange trading day ("Grant Date") of the calendar week in which the first day of your employment occurs. The exercise price of the stock options shall be equal to the fair market value of RN's Common Stock on the Grant Date. Fair market value shall equal the last sales price for shares of RN's Common Stock on the Grant Date as reported by the NASDAQ National Market. Please be aware that unvested stock options are forfeited upon termination of employment.

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You are entitled to be compensated for bank or public holidays. In addition, you will be entitled to 23 days paid holiday. This accrues pro rata over the holiday year, 1 January to 31 December. No holiday may be carried forward without prior written permission from your manager. You will not be paid cash in lieu of holiday entitlement not taken. Entitlements in the years you commence and end employment will be calculated on pro rata based on full, completed months worked. In the event you leave employment having taken either less or more than your entitlement, you hereby grant RN the right to make an appropriate addition to, or deduction from, salary or other sums due you upon termination.

RN respects the confidentiality of third party information and intellectual property. You agree not to disclose to RN or induce RN to use any confidential information or trade secrets belonging to any third party. You represent that the execution of this Agreement, your employment with RN, and the performance of your proposed duties to RN will not violate any agreements or obligations you may have to any former employer or third party. You agree to disclose prior to your employment with RN the name of any other entity with whom you are employed, or for whom you are an independent contractor.

You also agree that during your employment with RN you will not engage in any business activity competitive with RN's business activities.

Our employment relationship may be terminable at will, meaning that either you or RN may terminate your employment at any time and for any reason or no reason, with the exception of any special allowances herein. If RN terminates you for no cause prior to the end of your first full year of employment, you will be paid an amount equal to the greater of 50% of, or the remainder of, your first year's annual base salary. If you are terminated for no cause after your first year of employment, RN will pay an amount equal to 50% of your base salary. In addition, you agree that you will provide RN six months notice prior to you terminating your employment.

This offer is contingent on you signing the RealNetworks Employee Development and Confidentiality Agreement and Non-Compete Agreements attached hereto.

Your start date is to be July 20, 2000.

Phil, we are very excited about the prospect of your joining RN and look forward to you sharing in the tremendous opportunity to help us realize our full potential and exciting growth plans.

Please sign and return to me one copy of this offer letter signifying your acceptance.

Yours sincerely,

/s/ Rob Glaser

Rob Glaser
CEO


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I have read and agree to the terms of employment contained in this offer letter and the attached Development, Confidentiality and Non-competition Agreement, which represent a full, complete and fair statement of the offer of employment made to me by RN.

Phil Murphy:

/s/ Phil Murphy

Date: July 19, 2000                           Start Date:  July 20, 2000